                                                EXHIBIT 10.22a to 10-K
                                                **OMITTED INFORMATION DENOTED BY
                                                ASTERISKS (***) HAS BEEN
                                                FILED SEPARATELY WITH THE
                                                COMMISSION AND IS THE
                                                SUBJECT OF A CONFIDENTIAL
                                                TREATMENT REQUEST.**

AMENDMENT NO. 3

TO PRODUCT SALES AGREEMENT

This Amendment No. 3 to Product Sales Agreement ("Amendment No. 3") is entered into on January 1, 1993, by and between BASF Corporation, a Delaware corporation with offices at 100 Cherry Hill Road, Parsippany, New Jersey, 07054 ("BASF") and Sterling Chemicals, Inc., a Delaware corporation with offices located at 1200 Smith Street, Suite 1900, Houston, Texas 77002 ("SC").

W I T N E S S E T H:

WHEREAS, BASF and SC are parties to that certain Product Sales Agreement dated August 1, 1986 (the "Product Sales Agreement");

WHEREAS, BASF and SC desire to amend the Product Sales Agreement as set forth herein, such amendments to be effective as of the respective effective dates specified herein for each such amendment;

WHEREAS, Section 8.6 of the Product Sales Agreement provides, among other things, that amendments to the Product Sales Agreement must be in writing and signed by BASF and SC in order to be effective; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BASF and SC agree as set forth below.

1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms pursuant to the terms of the Product Sales Agreement.

2. Article I, Number 9 - Restatement. Effective as of January 1, 1993, Article I, Number 9 of the Product Sales Agreement is hereby amended and restated in its entirety as set forth below:

                "9. Capital Expenditures: Any expenditures with respect to the Unit which SC makes to replace capital equipment that has served its useful life or to install capital equipment and such expenditure is required and necessary to be made to permit SC to comply with its obligations under this Agreement."

3. Article I, Number 23 - Amendment and Restatement. Effective as of January 1, 1993 Article I, Number 23 of the Product Sales Agreement is hereby amended and restated in its entirety as set forth below:

                "23. Initial Term. The period from the Effective Date to 5:00 p.m. Houston, Texas time on December 31, 1999."

4. Article I, Number 39(a) - Restatement. Effective as of January 1, 1993,
Article I, Number 39(a) of the Product Sales Agreement is hereby amended and restated in its entirety as set forth below:

                "39(a) - Return Capital shall mean any expenditure with respect to the Unit other than Capital Expenditures which SC made to improve, enhance or expand the Unit which produces some measurable benefit [to both parties hereunder]. Such benefit may include, but is not limited to, yield increases, capacity increase or reduced costs."

5. Section 3.5 - Amendment and Restatement. Effective as of January 1, 1993,
Section 3.5 is amended and restated in its entirety as set forth below:

        "3.5 Purchase Price and Payment.

                (a) The purchase price for all Agreement Product delivered to BASF hereunder during each Month during each Contract Year shall be the sum of the following:

                        (i) The Fixed Cost Fee for such Month as described in
                Exhibit B.

                        (ii) The Variable Cost Fee for such Month, as described
                in Exhibit C.

                        (iii) The Insurance Cost Fee for such Month as
                described in Section 4.7 and Exhibit E.

                        (iv) The Capital Expenditures and Return Capital for
                such Month as defined in Section 4.8.

                        (v) The Incinerator Fee (if any) for such Month as
                defined in Section 3.5(e).

                (b) SC shall during each Month render to BASF an invoice showing the quantity of Agreement Product delivered during the preceding calendar Month, and the Variable Cost Fee, to be reimbursed to SC by BASF pursuant to the terms hereof, and all other fees, payments or reimbursements due to SC from BASF pursuant to the terms hereof for the preceding calendar Month and credits due BASF for excessive Raw Material or Ancillary Raw Material usage as provided in
        Section 4.12 within 30 Days after each semi-annual period and the total amount due and an invoice showing the Fixed Cost Fee, Insurance Cost Fee, Capital Expenditures and Return Capital for which payment is due. BASF shall pay each such invoice on or before * * * * after receipt thereof (or if such Day is not a Business Day, then on the Business day next occurring).

                (c) SC and BASF shall cooperate in investigating, evaluating, and implementing mutually agreeable methods to reduce the Variable Cost and the Fixed Cost. The parties will benefit from such reductions in proportion to their respective contribution. The pro rata adjustments will be negotiated in good faith on a case by case basis.

                (d) on or before March 31 of each Contract Year, commencing March 31, 1994, * * * *

        * * * * * *

                (e) on or before the fifteenth of each Month, BASF shall pay to SC an Incinerator Fee calculated according to the following formula:

                                    *****

                However, no days within any month shall be used in calculating ***** is produced at the Unit. Notwithstanding the aforementioned. *****

                (f) Notwithstanding anything to the contrary contained herein, BASF may, if it shall so desire, in good faith contest the validity or amount of any fee, cost or other imposition and may defer the payment of any contested portion thereof during the pendency of such contest without defaulting under the Agreement. BASF shall give notice to SC of any deferral within a reasonable time. Should it be determined that any part of such contested portion is due and owing to SC, BASF shall pay such part to SC immediately upon such determination, * * * * * * . Payment of any fee, cost or other imposition shall not prejudice the right of BASF to dispute or question the correctness thereof."

6. Section 3.6 (d) and (e) - Restatement. Effective as of April 27, 1988, Sections 3.6 (d) and (e) of the Product Sales Agreement are hereby restated in its entirety as set forth below:

                " (d) SC shall make available to BASF pursuant to a "Car Service Contract" substantially in the same form as Appendix 1, attached hereto and hereby made a part hereof, those Rail Cars identified in EXHIBIT L hereof as "Owned Railcars", except for those Owned Railcars which BASF does not want made available to it, all of which are identified in Appendix 2, attached hereto and hereby made a part hereof.

                (e) At such time as may be requested in writing by BASF to SC, SC agrees, with the prior written consent or consents of the respective Rail Car owners, (i) to assign to BASF all of the leases relating to those Rail Cars identified in EXHIBIT L as "Leased Rail Cars", except for those Leased Rail Cars which BASF does not want assigned to it, all of which are identified in Appendix 3, attached hereto and hereby made a part hereof, and to request permission from the respective owners of said Leased Rail Cars by means of a letter or letters substantially in the form set forth in Appendix 4, attached hereto and hereby made a part hereof."

7. Section 4.8 - Amendment and Restatement. Effective as of January 1, 1993,
Section 4.8 of the Product Sales Agreement is hereby amended and restated in its entirety as set forth below:

        "4.8 Capital Expenditures and Return Capital

                (a) * * * * * *

                (b) * * * * * *

                (c) * * * * * *

                        (i) * * * * * *

                    * * * * * *

                (d) * * * * * *

                (e) * * * * * *

                (f) * * * * * *

8. Section 7.2 - Amendment and Restatement. Effective as of the date of this Amendment No. 3, Section 7.2 of the Product Sales Agreement is hereby amended and restated in its entirety as follows:

        "7.2 Term. The term of this agreement shall be the Initial Term unless earlier terminated as provided herein. However, this Agreement shall be automatically renewed for a period of six (6) years (the "Additional Term") at the end of the Initial Term unless either party has delivered a Notice of Termination to the other on or prior to December 31, 1997."

9. Article VII - Amendment. Effective as of January 1, 1993 Article VII is amended to include new Section 7.15 stated in its entirety as set forth below:

        "7.15 Technical Advice

                (a) BASF or its representatives shall advise SC regarding technical questions arising in connection with the operation of SC's phthalic anhydride plant in Texas City (the "PA Plant"), and shall be of assistance to SC in the event of disturbances of the PA plant.

                (b) The advice to be given by BASF pursuant to Section 7.15(a) hereof shall embrace BASF's technical knowledge and experience, to the extent that they are suitable for the operation of the PA Plant. However, BASF shall not be obliged to provide SC with technical knowledge and experience acquired by BASF during the term of the Agreement and which BASF, in its reasonable judgment, considers to be a considerable improvement and/or in respect of which BASF has filed a patent application. Notwithstanding anything to the contrary contained in this Section 7.15, BASF shall be under no obligation to provide technical advice which would require in-house work by BASF or its representatives, including, but not limited to, laboratory or pilot plant tests, unless BASF and SC agree on a mutually acceptable fee for such services.

                (c) All technical advice provided to SC shall be in writing. Furthermore, BASF shall be available to discuss important technical questions at a meeting between technical experts of BASF and SC, either in Ludwigshafen or in Texas City, by mutual agreement and at suitable intervals. In the event that BASF or its representatives' personnel are, by mutual agreement, assigned to SC, the reasonable travel and living expenses shall be borne by SC pursuant to Section 7.15(g) hereof. Assignments of BASF or its representatives shall not exceed 25 man-days in any contract year.

                (d) In the event that BASF develops and commercially manufactures new PA catalysts which can be used without the addition of SO2, BASF shall offer such catalysts to SC for evaluation and use in SC's PA Plant on terms and conditions to be agreed upon.

                (e) BASF shall render the services to be rendered hereunder in the best interest of SC and shall apply the same care in rendering such services as it is accustomed to apply in its own affairs. In the event that BASF fails to fulfill its obligation with such care, it shall be obligated to render the service concerned again free of charge. The foregoing obligation to render the service again shall be SC's exclusive remedy for BASF's breach of its obligation under this Section
        7.15 and BASF shall incur no further liability whatsoever related to such matters.

                (f) In the event that engineering services of BASF are required in connection with SC's replacing obsolete equipment by more advanced equipment, BASF shall, at its sole option, provide such engineering services and SC shall pay for each engineering hour a certain amount agreed upon in a separate agreement relating to engineering services of BASF if BASF and SC cannot agree upon a lump-sum price for such services, in either case to be invoiced as Capital Expenditures.

                (g) For any technical expert to be assigned by BASF to SC, SC shall pay to BASF daily rates of DM 1, 195. - based upon collective agreements in the German Chemical Industry as in force for BASF Aktiengesellschaft on July 1, 1992. In the case of any amendments or changes of such collective agreement, the daily rates shall be adjusted proportionately from the effective date of such amendments or changes. Upon request, BASF shall provide a list of such rates to SC, together with written verification that such rates are currently in effect.

        SC shall further pay all reasonable travel and living expenses of such personnel actually incurred during their absence from Ludwigshafen.

                (h) In accordance with Section 7.5 of this Agreement, each party undertakes to keep strictly secret and to withhold from third parties all technical information and know-how and all plans, drawings and other data furnished or disclosed by the other party under the Agreement (hereinafter referred to as "Technical Information"), except
        (i) such Technical Information as can be shown to have been of public knowledge prior to its disclosure to a third party or to the extent known to the other party prior to the furnishing or disclosure thereof to the disclosing party, to the extent that and for as long as such Technical Information shall not have become public knowledge or shall not have been disclosed from other sources having the bona fide right to make such disclosure, (ii) such Technical Information as may be required to be disclosed by law or legal process, or is developed by the receiving party independent of, and without reference to, the Technical Information.

                Each party undertakes, as far as is legally possible, to require its representatives or employees with access to said Technical Information to keep said Technical Information secret and confidential, both during and after the period of their employment by either party, to the same extent that and for so long as said party shall be obligated to do. The foregoing secrecy obligation shall terminate ten
        (10) years after disclosure of such Technical Information.

                (i) In addition, when operational needs arise, BASF shall advise SC on technical questions arising in connection with the operation of SC's OXO alcohol and Phthalate Esters plants in Texas city only to the extent that BASF shall have access to such plants and related information on a non-confidential basis. Timing of this advice can be pursued only after existing secrecy agreements are no longer binding.

                (j) There shall be no fee to SC for any such technical advice, assistance or information. "

10. Section 8.3 - Amendment and Restatement. Effective as of the date of this Amendment No. 3, Section 8.3 of the Product Sales Agreement is hereby amended and restated in its entirety as follows:

        "8.3 Notices. Any notice provided for by this Agreement and any others' demand or communication which any party may wish to send to another shall be in writing and either delivered in person or sent by registered or certified United States mail, return receipt requested in a properly sealed envelope, and addressed to the party for which such notice, demand or communication is intended at such party's address as set forth below:

SC:

STERLING CHEMICALS, INC.
1200 Smith Street
Suite 1900
Houston Texas 77002
Attention: V.P. - Commercial

Copy to: Mr. John L. Bland
Bracewell & Patterson
2900 South Tower Pennzoil Place

        Houston, Texas 77002

        BASF:
        Group Vice President
        Industrial Organics
        BASF CORPORATION
        100 Cherry Hill Road
        Parsippany, New Jersey 07054

        Copy to: General Counsel
        BASF CORPORATION
        100 Cherry Hill Road
        Parsippany, New Jersey 107054

        Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 8.3.

        Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be the receipt of the notice, demand or other communication as of the date of such inability to deliver or the rejection or refusal to accept "

11. Exhibit B - Amendment and Restatement. Effective as of January 1, 1993, Exhibit B is hereby amended and restated in its entirety as follows:

        EXHIBIT B

        Fixed Cost Fee and Adjustment Calculation

        * * * * * *

        * * * * * *

                  * * * *

        * * * *

12. Exhibit C - Amendment and Restatement.

Effective as of January 1, 1988, Exhibit C is hereby amended and restated in its entirety as follows:

        "EXHIBIT C

        Variable Cost Fee Adjustment Calculation

        * * * *

        * * * * * *


TABLE 1

* * * * * *


TABLE 2

* * * * * *

* * * * * *


TABLE 3

* * * * * *

TABLE 4

* * * * * *

* * * * * *


TABLE 5

* * * * * *

* * * *


TABLE 6

* * * *



TABLE 7

* * * *

TABLE 8

* * * * * *




TABLE 9

* * * * * *

12. Exhibit D - Amendment. Effective as of January 1, 1993, Exhibit D is hereby amended as follows:

Sections 1.b.3. and 1.b.4. are deleted and replaced with "1.b.3. Insurance Cost Fee".

13. Exhibit F - Amendment. Effective as of the Effective Date, Exhibit F is hereby amended and restated in its entirety as follows:

        "EXHIBIT F
        * * * * * *

        * * * * * *


14. Miscellaneous.

14.1 The Amendment No. 3 supersedes and replaces all prior amendments to the Product Sales Agreement. Except as specifically amended by this Amendment No. 3, the terms and provisions of the Product Sales Agreement shall remain unchanged and in full force and effect.

14.2 The section headings contained in the Amendment No. 3 are for reference only and shall not affect the interpretation of the terms and provisions of this Amendment No. 3.

14.3 This Amendment No. 3 contains the entire agreement of BASF and SC with respect to the matters addressed herein and supersedes and replaces any prior oral or written understandings between the parties with respect to such matters.

14.4 This Amendment No. 3 may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14.5 Notwithstanding anything to the contrary contained herein, this Amendment No.3 shall have no force or effect and neither party shall have any liability to the other contractual or otherwise unless and until all of the following enumerated conditions are fulfilled,

(a) A definitive agreement for the purchase of alpha-olefins for supply of Raw Materials to the Unit is negotiated with Ethyl Corporation (the "Definitive Agreement");

(b) The Definitive Agreement is approved by the management of BASF; and

(c) The execution and delivery of the Definitive Agreement.

Duly executed as of the date first appearing above.

STERLING CHEMICALS, INC.

(SC)
By: J. Virgil Waggoner
Title: President & CEO

BASF CORPORATION
(BASF)

By:  Gilbert J. Muller
Title: Business Director


APPENDIX 1
CAR SERVICE CONTRACT

THIS AGREEMENT, made and entered into as of the of     of        , 1993 by and
between Sterling Chemicals, Inc., a Delaware corporation, ("SCI") and BASF Corporation, a Delaware corporation, ("BASF").

1. Definitions

(a) "ARR Rules": The rules adopted by the Association of American Railroads governing the condition of and repairs to railroad cars for the interchange of freight traffic, as currently in effect and as subsequently amended.

(b) "car" or "cars": the car or cars described as Owned Rail Cars in Exhibit L of the Restated Product Sales Agreement, except for the cars listed on Schedule 1, attached hereto and hereby made a part hereof.

(c) "claims": any and all liability, charge, cost, loss, damage, expense or demand (including for personal injury or death), including reasonable attorney's fees and court costs respecting the prosecution or defense thereof.

(d) "cleaned of commodities": cleaned of all commodities and accumulations and deposits caused by commodities to the effect that there is no measurable amount of such commodities, accumulations and deposits remaining in the oar and the car is safe for human entry.

(e) "private tracts or premises": tracks or premises having other than railroad ownership, except that tracks or premises belonging to a railroad and leased to others than railroads shall be considered private tracks or premises .

(f) "unavoidable delay": any SCI delay due to strike lockout, act of God, inability to obtain labor or materials, act or failure to act of BASF, governmental action or restriction, enemy action, civil commotion, fire, casualty, or any other cause beyond the control of SCI whether or not of the class of causes heretofore enumerated.

2. Description of Cars-Service Charges.
SCI shall furnish to BASF and BASF shall accept and use, on the terms and conditions hereinafter set forth, the car or cars for use of each of which BASF shall pay SCI the service charges of one (1) dollar per car per year. Service charges with respect to each car shall commence upon delivery of each car to BASF and shall continue in effect, subject to Article 6 hereof, until each such car is returned to SCI in accordance with Article 5 hereof. Service charges shall accrue annually, in advance, upon the first day of each year, and BASF shall be invoiced annually. Payments of all charges payable by BASF to SCI under this Agreement shall be made, without deduction, to SCI at the address shown on the invoice within fifteen days following the date of invoice. Payments not made within thirty
(30) days of invoice may, at SCI's option, bear interest at the rate of 1% over the prime rate of interest quoted by Citibank N.A. per month on the unpaid balance (or such lesser interest rate as may be consistent with the law of the state of BASF's domicile until the balance is paid.

3. Delivery/Acceptance of Cars.
As of the date hereof, each car has been delivered to and accepted by BASF.

4. Inspection of Cars/Responsibility for Damage.

(a) Cars loaded at sites other than SCI plants. BASF is responsible for having each car visually inspected prior to each loading to determine whether such car is suitable for receiving, transporting and discharging the commodity to be loaded therein. BASF shall indemnify and hold SCI harmless from all claims resulting from conditions which have or should have been determined from such inspection except for latent defects. BASF shall be responsible for any loss of or damage (including corrosion damage) to any commodity, or to any other car or part thereof caused by the commodity contained therein or incurred in the process of loading or unloading such commodity, or caused by the chemical environment in which the car is loaded, unloaded or stored, and BASF shall indemnify SCI from all claims resulting therefrom, unless such claims result directly from the negligent act or omission of SCI.

(b) Cars loaded at SCI plants. SCI is responsible for having each car visually inspected prior to each loading to determine whether such car is suitable for receiving, transporting and discharging the commodity to be loaded therein.
SCI shall indemnify and hold BASF harmless from all claims resulting from conditions which have or should have been determined from such inspection except for latent defects. SCI shall be responsible for any loss or damage (including corrosion damage) to any commodity, or to any car or part thereof caused by the commodity contained therein or incurred in the process of loading or unloading such commodity, or caused by the chemical environment in which the car is loaded, unloaded or stored, and SCI shall indemnify BASF from all claims resulting therefrom, unless such claims result directly from the negligent act or omission of BASF.

(c) As between BASF and SCI, BASF shall be responsible for any and all risk of loss of damage to, or destruction of any car, or part thereof, occurring while such car is located upon private tracks or premises other than SCI's.

5. Return of Cars.
Promptly upon the expiration or termination of this Agreement with respect to any car, BASF shall return such car to SCI in the same condition complete with all parts, equipment and accessories as when initially delivered to BASF, ordinary were and tear excepted, and cleaned of commodities; but nothing herein shall be construed as relieving SCI from its obligation to maintain the cars as provided in Article 6 of this Agreement. Each car shall be deemed returned to SCI hereunder when BASF shall release such car to a forwarding railroad within the boundaries of the United States (excluding Alaska and Hawaii) in accordance with instructions furnished to BASF by SCI either at the final unloading point or at such other point mutually agreed upon between SCI and BASF. BASF shall give SCI a minimum of thirty (30) days' advance notice, confirmed promptly in writing, of the return date of each car, including advice of the last contents of each such car. SCI shall give

BASF disposition instruction for each such car prior to the later of (a) the return date specified in BASF's notice, or (b) thirty (30) days following receipt by SCI of BASF's notice. Notwithstanding the foregoing, BASF shall immediately pay service charges per month equal to 1.5 times each car's average monthly mileage earnings for the previous twelve (12) month period for any car not returned to SCI within thirty (30) days pursuant to the terms hereof or for any returned car if BASF has not caused the car to be cleaned of commodities, unless mutually agreed to the contrary.

6. Maintenance/Modifications.

(a) SCI shall have each car maintained in accordance with the ARR Rules and the rules and regulations of the U.S. Department of Transportation and of any other federal authorities having jurisdiction over tank car design, provided (except for normal running repairs performed by railroads) SCI has been advised or has actual knowledge of the need for necessary maintenance and subject to unavoidable delay. No maintenance, alterations or repairs to any car shall be made or authorized by BASF without SCI's prior written consent. Any maintenance, alteration, repair or replacement to any car or part thereof made by SCI shall be done to standards and with parts that are like kind and at least equal quality to items being repaired or replaced. If BASF has or obtains information indicating that any car requires maintenance, BASF shall promptly notify SCI. Upon request by SCI, BASF shall make any car needing maintenance available at a car repair location designated by SCI cleaned of commodities. If any car is in need of maintenance, modification or alteration determined by SCI to be uneconomical to perform or if any car is determined by a railroad to have been destroyed, SCI has the option to terminate this Agreement with respect to such car effective upon notification by SCI to BASF or to substitute another car meeting BASF's original specifications of approximately the same age, type and capacity under this Agreement within a period of time not to exceed sixty
(60) days. SCI shall have the right to inspect and repair any car at anytime, but shall do so in a manner reasonably calculated to minimize disruption to BASF's transportation services.

(b) If a physical alteration or modification to any car is required by the AAR or any government, agency, group or committee exercising authority over tank car design or operation, SCI may, at its option, perform such alterations or modifications and BASF shall pay SCI an amount equal to 50% of the cost of the modification or alteration, provided that, BASF shall not be obligated to share in the cost of any modification or alteration where the cost of the modification or alteration exceeds the then fair market value of the car. In the event BASF elects to not so participate, BASF shall surrender such car to SCI and such car shall be released from this Agreement as of the date of such surrender. Such change will be effective upon date of acceptance by a railroad of instructions to forward such car to BASF after such change has been completed. Should SCI elect to make the alterations or modifications as aforesaid, BASF shall, upon notice from SCI make the car available at a car repair location designated by SCI cleaned of commodities.

7. Lining.

BASF shall pay the cost of the interior lining of any car and shall maintain and renew all car linings (both new and currently existing) whenever necessary during the term of this Agreement, including when necessitated by repair to other portions of the car.

8. Reports, Mileage and Charges. Payment of Expenses.

(a) BASF shall furnish SCI promptly with complete reports of the movements of each of the cars, including dates loaded and shipped, commodity, destination, and full junction routing, SCI shall use its best efforts to collect mileage earnings as paid by the railroads for car movements during the term hereof. For purposes of mileage accounting all cars under all Car Service Contracts between SCI and BASF are to be combined into a single account for the term of this Agreement.

(b) Such total mileage earnings each year will be credited against the total lining costs documented in 7. above and the ad valorem taxes described in 10. below, insurance and other costs of ownership and operation of the cars. Any excess of mileage earnings thus determined will then be used to offset the total maintenance in 6.(a) and 6.(b) above. If there is an excess of maintenance costs, ad valorem taxes, insurance and other costs of ownership and operation of the cars, over mileage earnings, then SCI will invoice BASF for such excess, providing an appropriate accounting. If there is an excess of mileage earnings over lining and maintenance costs, ad valorem taxes, insurance and other costs of ownership and operation of the cars, SCI shall retain such excess for its own account.

(c) If the operation of any car during the term of this Agreement would result in charges being made against SCI by any railroad with respect to such car in accordance with the then prevailing tariffs or other applicable rules and regulations to which such railroad is a party, BASF shall pay SCI for such charges within the period specified by such tariffs, rules or regulations; and BASF shall use the cars upon each railroad over which the cars move in accordance with such railroad is a party.

9. Lettering of Cars.
BASF shall place no lettering or marking of any kind upon the cars without SCI's prior written consent; except that for the purpose of evidencing the operation of the cars in BASF's service hereunder or for purposes of indicating the nature of the material carried in the cars, BASF shall be permitted to board, placard or stencil the cars as required or permitted by the AAR Rules or the rules or regulations of any federal authority having authority over the lettering of tank cars with letters no greater than two inches high (unless otherwise required by said authorities). Any lettering or marking done by BASF must be removed from the cars at BASF's expense upon termination of this Agreement.

10. Taxes.
SCI is responsible for payment of all ad valorem property taxes levied upon the cars and for filing all necessary returns and reports for such taxes. BASF shall pay, or cause to be paid, or shall reimburse SCI for all other taxes, including but not limited to, sales, use, rental, gross income, and excise taxes (except net income taxes) as may be levied or assessed against SCI or BASF in connection with this Agreement, or arising out of any sale, lease, rental, use, operation, ownership, payment, shipment, or delivery of any cars.

11. Indemnification.
BASF shall indemnify and save harmless SCI from and against all claims made against SCI or which SCI may incur arising out of BASF's failure to comply with the terms and conditions of this Agreement, unless and to the extent such claim results from SCI negligent act or omission, or is a claim for which a railroad(s) is responsible and has satisfied such responsibility. All indemnities contained in this Agreement shall survive the termination of this Agreement, howsoever the same shall occur.

12. Assignment/Subcontracting/Liens.
The cars shall be used exclusively in the service of BASF, and BASF shall not furnish, assign or subcontract any car, or make any transfer or assignment of this Agreement, without SCI's prior written consent, except that BASF may furnish any car for single trips to its customers or to its suppliers in accordance with the provisions of demurrage tariffs lawfully in effect, and provided that BASF shall remain liable to SCI for the fulfillment of all obligations under this Agreement. This Agreement and the rights of BASF herein shall not be assignable or transferable by operation of law; and no title, leasehold, or property interest of any kind shall vest in BASF, or in BASF's successors or assigns, by reason of this Agreement, or by reason of the delivery of the cars to, or the use of the cars by, BASF its successors or assigns. Subject to the foregoing limitations on assignment and subcontracting, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and assigns. BASF shall not permit any encumbrance or lien arising out of acts or claims against BASF to be entered, levied, or to exist upon any car; and BASF shall have any such encumbrance or lien removed immediately after becoming aware of the existence thereof or upon written notice thereof from SCI.

13. Remedies.
If BASF shall fail to perform any of its obligations under this Agreement, SCI may

(a) with ten (10) days prior written notice terminate this Agreement with respect to any or all of the cars covered hereunder and thereafter take possession of any or all of such cars; or

(b) upon ten (10) days prior written notice to BASF, change the term of this Agreement to a month-to-month term, subject to termination thereafter upon ten
(10) days prior written notice from either party to the other; or

(c) permit BASF to retain possession of any or all cars under this Agreement as the same may continue in force provided BASF shall, within five (5) days after written notice from SCI cure any and all defaults under this Agreement, and shall also, within said five (5) day period, provide to SCI adequate assurances (including collateral security) of future full performance of this Agreement, so that all amounts due hereunder shall promptly be paid by BASF to SCI when they shall become due, and that all covenants hereunder to be performed by BASF shall be promptly performed by it in the manner provided herein. BASF shall be liable to SCI for all charges hereunder and no termination nor modification of this Agreement shall affect or modify any rights, claims, or obligations hereunder which shall have accrued prior to such termination or modification, except as otherwise specifically provided by such termination or modification. Upon termination by SCI of this Agreement as permitted by this Article 13, BASF shall thereupon, without further act or deed by SCI be completely divested of any and all of BASF's rights and interests, if any, under this Agreement, and in and to any and all cars covered hereby. SCI shall thereupon be entitled to the immediate return of any and all such cars, cleaned of commodities, all at BASF's expense.

In the event bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceeding is instituted by or against BASF, under the United States Bankruptcy Code or other law of the United States or any State, then, unless BASF, as debtor or debtor-in possession in any such bankruptcy or other proceeding or any Trustee acting therein, shall comply with the provisions of

Section 365 of the United States Bankruptcy Code (as now existing or hereafter amended), SCI shall be entitled to the immediate return of all cars covered hereby cleaned of commodities, by summary proceedings, or otherwise, with no liability by reason thereof. BASF hereby waives any rights now or hereafter conferred by statute or otherwise to object to or contest any such legal action or proceeding instituted by SCI to recover possession of the cars. The rights and remedies herein given to SCI in no way limit its rights and remedies at law or in equity.

14. Use of Cars.
No cars shall be used to ship products other than Agreement Products (as defined in the Restated Product Sales Agreement executed as of August 1, 1986, as amended, between the parties). No car shall be utilized in unit train service, nor shall the average loaded mileage of all cars under this Agreement exceed eighteen thousand (18,000) miles during any calendar year during the term hereof, unless consented to in writing by SCI in advance of such use. The cars shall be used exclusively within the boundaries of the United States (excluding Alaska and Hawaii), Canada and Mexico. BASF is responsible for all taxes and duties and for complying with all governmental requirements arising out of any of the cars leaving, being outside of, or returning to the boundaries of the United States; and BASF shall defend and hold harmless SCI from any claim connected therewith. BASF shall comply with all AAR and governmental regulations respecting the use and operation of each of the cars during the term of this Agreement.

15. limitations of Obligations.
SCI's obligations under this Agreement are limited to those expressly set forth herein. AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SCI. IN NO EVENT SHALL SCI HAVE ANY LIABILITY FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES.

16. Subordination.
This Agreement and all rights of BASF (and of any persons claiming or who may hereafter claim under or through BASF) under this Agreement, including any purchase option or options provided for herein are hereby made subject and subordinate to any leveraged lease, chattel mortgage, conditional sale or other financing agreement heretofore or hereafter established with respect to any of the cars including any equipment trust agreement and to all rights of a trustee under any such agreement. Any assignment, subcontract, or loan of cars made by BASF pursuant to Article 12 of this Agreement shall be expressly made subject to the above subordination. At the request of SCI the cars may be lettered or marked to identify the legal owner of the cars at no expense to BASF. If during the continuance of this Agreement, any such marking shall at any time be removed or become illegible in whole or in part, BASF shall immediately cause such marking to be restored or replaced at SCI's expense.

17. Miscellaneous.
This Agreement, together with any and all exhibits attached hereto, constitutes the entire agreement between SCI and BASF. This Agreement may not be amended, altered, or changed except by written agreement signed by the parties hereto. No waiver of any provision of this Agreement or consent to any departure by BASF therefrom shall be effective unless the same shall be in writing signed by both parties and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The headings that have been used herein are solely for convenience and shall not be construed in any event or manner as interpretive or limiting the interpretation of this Agreement.

The invalidity of any provision of this Agreement shall not affect the remainder hereof, which shall in such event be construed as if such invalid provision had not been inserted.

In the event the AAR Rules conflict with any provision of this Agreement, the provision of this Agreement shall control.

This Agreement shall be governed by and construed under the laws of the State of Texas.

18. Term.
Unless otherwise terminated pursuant to this Agreement, this Agreement shall remain in full force and effect until the expiration of all Riders attached hereto. BASF's obligations to SCI under this Agreement, however, shall remain in full force and effect until the time all cars are returned to SCI Pursuant to Article 5 of this Agreement.

19. Notices.
All notices hereunder shall be in writing and shall be deemed delivered when mailed, postage prepaid, as follows:

To BASF: BASF Corporation
         100 Cherry Hill Road
         Parsippany, New Jersey 07054
         Attention:
To SCI:  Sterling Chemicals, Inc.
         1200 Smith Street
         Suite 1900
         Houston, Texas 77002
         Attention:

IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year first above mentioned.
               STERLING CHEMICALS, INC.
BY:            J. Virgil Waggoner
Title          President & CEO
DATE:          3/16/94
               BASF CORPORATION
BY:            Gilbert J. Muller
TITLE          Business Director
DATE:          2/7/94


SCHEDULE 1
OWNED RAIL CARS WHICH ARE NOT COVERED BY THE CAR SERVICE CONTRACT:
CAR NUMBERS:
STEX 26003
STEX 26010
STEX 26013
STEX 26015
STEX 26017
STEX 26018
STEX 26021

APPENDIX 2

OWNED RAIL CARS WHICH BASF DOES NOT WANT MADE AVAILABLE TO IT:
CAR NUMBERS:
STEX 26003
STEX 26010
STEX 26013
STEX 26015
STEX 26017
STEX 26018
STEX 26021

APPENDIX 3
LEASED RAIL CARS WHICH BASF DOES NOT WANT ASSIGNED TO IT:

CAR NUMBERS:
UTLX 76391
UTLX 76394
UTLX 76527
UTLX 76603
UTLX 76634


APPENDIX 4
(Date)
(To be sent to the Lessors of those Rail Cars Leased by Sterling Chemicals, Inc.)

Re: Assignment of Rail Car Leases by Sterling Chemicals, Inc. to BASF
Corporation

Gentlemen:

This letter confirms our previous advice that Sterling Chemicals, Inc. ("Sterling") and BASF Corporation ("BASF") have entered into an amendment to a "Product Sales Agreement" which contemplates the use by BASF of those rail cars under those leases identified in the attachment to this letter.

Accordingly, Sterling and BASF request that your firm consent to the assignment of said rail car leases under the following terms and conditions:

1. The assignment of said leases shall become effective as of ________, 1993.

2. BASF agrees to observe, keep and perform all of Sterling's duties and obligations under said lease agreements accruing after the date specified in numbered paragraph 1, above.

3. Your firm agrees to release Sterling of all duties and obligations under said lease agreements, effective as of the date specified in numbered paragraph 1, above, except for such of said duties and obligations which have accrued prior to said date.

Please indicate your consent to the foregoing assignment by executing the enclosed three originals of this letter, retaining one for your files and returning one each to the following:

Sterling Chemicals, Inc.
1200 Smith Street,
Suite 1900

Houston, Texas 77002
Attention:

and to
BASF Corporation
100 Cherry Hill Road
Parsippany, New Jersey 07054
Attention: Transportation Department

Very truly yours,
STERLING CHEMICALS, INC.
By:  J. Virgil Waggoner
Title:  President & CEO
Date:  3/l6/94

BASF CORPORATION
BY:  Gilbert J. Muller
Title:  Business Director
Date:  2/7/94

The undersigned hereby consents to the assignment by Sterling to BASF of said lease agreements on the terms and conditions hereinabove set forth.
By:
Title:
Date:

APPENDIX 5

1993 RETURN CAPITAL PROJECTS

project Title             Fully Funded                50% Share
79P Marine Loadings 1         $286,000                 $143,000
Incinerator
  Isolation Valve  2          $181,000                  $90,500
1993 TOTAL                    $467,000                 $233,500

1  Benefits to be shared through reduction in freight costs.
2 Benefits from reduction of Incinerator operating days to be shared through the Incinerator Fee.